EXHIBIT 99.1

Two River Bancorp Announces Cash Dividend of $0.04 Per Share and 5% Stock Dividend

TINTON FALLS, N.J., Jan. 19, 2017 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB) (the "Company"), the parent company of Two River Community Bank (the “Bank"), today announced that its Board of Directors has declared a quarterly cash dividend of $0.04 per share, payable on February 27, 2017 to shareholders of record as of the close of business on February 8, 2017. This marks the 16th consecutive quarterly cash dividend paid by the Company to its shareholders.

In addition, the Company’s Board of Directors also declared a 5% stock dividend payable on February 28, 2017 to shareholders of record as of February 9, 2017. The dividend will increase the number of outstanding shares of the Company by approximately 399,000 bringing the total shares outstanding to approximately 8,365,000.

William D. Moss, President and CEO, stated, “We continue to be committed to the management of our capital for the long-term benefit of our shareholders. This stock dividend, our quarterly cash dividends, and our stock repurchase program are a direct reflection of the strength of the Bank’s performance, balance sheet, and capital position.”

About the Company
Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank operates 15 branches and two Loan Production Offices throughout Monmouth, Middlesex, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements contained herein include, but are not limited to, information regarding the Company’s share repurchase programs. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

Investor Contact:
Adam Prior, Senior Vice President
The Equity Group Inc.
Phone: (212) 836-9606
E-mail: aprior@equityny.com

Media Contact:
Adam Cadmus, Marketing Director
Phone: (732) 982-2167
Email: acadmus@tworiverbank.com